Exhibit 10.5

Amended and Restated Mastercard International Incorporated Change in Control Severance Plan
The Amended and Restated Mastercard International Incorporated Change in Control Severance Plan (the “Plan”) sets forth the guidelines for Mastercard International Incorporated (“Mastercard”) and certain of its Affiliates and subsidiaries that participate in the Plan (the “Participating Employers” and collectively with Mastercard, “the Company”) with respect to change in control severance payments and benefits to certain of their employees who meet the eligibility requirements set forth in the Plan. At all times, payments under the Plan shall be made solely from the general assets of the Company. This Plan document constitutes the Summary Plan Description for the Plan in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
Effective Date
The Plan was effective as of August 1, 2009, was amended and restated as of June 5, 2012, June 25, 2018, April 11, 2022, and October 17, 2023, and is further amended and restated as of March 31, 2026.
Participating Employers
The Participating Employers consist of the Affiliates and subsidiaries of Mastercard employing the individuals eligible to participate in the Plan, as designated below under “Eligibility.” To the extent required by applicable laws and unless otherwise determined by Mastercard, such Participating Employers shall adopt the Plan in order for their eligible employees to become Plan participants. The list of the Participating Employers as of the Effective Date of the Plan, as amended, is attached to this Plan as Exhibit A.
Eligibility
Members of the Mastercard Incorporated’s Executive Leadership Team and such other employees who are selected in writing by the Human Resources and Compensation Committee of Mastercard’s Board of Directors (the “HRCC”), in its sole and absolute discretion, shall be eligible to participate in the Plan (“Eligible Employees”), to the extent such individuals are not subject to an employment agreement (or other similar agreement) which provides them with eligibility for severance.
Qualification
a.the Eligible Employee is terminated by the Company or by the Company’s successor without “Cause” (as such term is defined in the “Definitions” section), and such termination occurs within six (6) months preceding, or within two (2) years following, a Change in Control, or
b.the Eligible Employee terminates his or her employment with the Company or with the Company’s successor for “Good Reason” (as such term is defined in the “Definitions” section), and such termination occurs within six (6) months preceding, or within two (2) years following, a Change in Control.
•The Eligible Employee’s employment may be terminated at the option of the Eligible Employee, effective ninety (90) days after the giving of written notice to the Company by such Eligible Employee of the grounds for termination for Good Reason, which grounds, as specified by the Eligible Employee, have not been cured by the Company during such ninety (90) day period; provided, however, that such Eligible Employee gave notice to the Company of the event(s) constituting Good Reason within sixty (60) days after such event(s).
•The Company may waive all or part of the ninety (90) day notice required to be given by the Eligible Employee hereunder by giving written notice to such Eligible Employee.
Circumstances of Ineligibility
Notwithstanding the foregoing, an Eligible Employee shall not be entitled to receive Change in Control Pay (as defined below) if any of the following Circumstances of Ineligibility apply to such Eligible Employee.
a.the Eligible Employee’s employment is terminated due to death or, at the option of the Company, upon the “Disability” (as such term is defined in the “Definitions” section) of the Eligible Employee;
b.the Eligible Employee elects to voluntarily terminate his or her employment with the Company or a successor for any reason other than for Good Reason;
c.the Eligible Employee’s employment with the Company or a successor is terminated for Cause, at any time preceding or following a Change in Control;
•The Eligible Employee’s employment may be terminated for “Cause” by the Company, upon the authority of Mastercard’s CEO, effective upon the giving of written notice by the Company to the Eligible Employee of such termination for “Cause,” or effective upon such other date as specified therein (“Notice of Termination for Cause”). The Company’s Notice of Termination for Cause shall state the date of termination and the basis for the Company’s determination that the Eligible Employee’s actions establish Cause hereunder.
d.the failure by the Eligible Employee to give notice of termination for Good Reason (as described above); or
e.the Eligible Employee becomes employed by a Company Entity.

In no event shall a Change in Control of the Company alone, without a related termination of employment, give rise to any Change-in-Control Pay and benefits under the Plan.
Amount and Duration of Change in Control Severance Payments
If the Eligible Employee is entitled to receive Change in Control Pay, and has not been rendered ineligible for receipt of such Change in Control Pay due to a Circumstance of Ineligibility, the Eligible Employee shall be entitled to the following payments:

a.Accrued Payments
The Eligible Employee shall be entitled to the following payments following the Date of Termination (as such term is defined in the “Definitions” section):
•a lump sum payment (subject to any previously elected deferrals under the Mastercard Incorporated Deferral Plan), within thirty (30) days following the Date of Termination of all “Base Salary” (as such term is defined in the “Definitions” section) earned but not paid prior to the Date of Termination;
•a lump sum payment within thirty (30) days following the Date of Termination equal to all accrued but unused vacation time (if any) up to the Date of Termination, where required by law and subject to the terms of any applicable Company policy;
•a pro rata portion (based upon actually completed calendar months worked) of the annual incentive bonus payable for the year in which the Eligible Employee’s Date of Termination occurs based on the actual performance of the Company for the applicable performance period as determined by the HRCC and payable in accordance with the regular bonus pay practices of the Company; and
•to the extent not already paid, the annual incentive bonus for the year immediately preceding the year in which the Eligible Employee’s Date of Termination occurs, payable in the amount and at the time such bonus would have been paid had he or she remained employed.
b.Change in Control Pay
The Eligible Employee shall be entitled to receive (i) Base Salary continuation, and (ii) payment (subject to any previously elected deferrals under the Mastercard Incorporated Deferral Plan), of an amount equivalent to the average annual incentive bonus received by such Eligible Employee with respect to the prior two (2) years of the Eligible Employee’s employment by the Company or, if the Eligible Employee was not employed by the Company for each of the prior two (2) years, an amount equivalent to any annual incentive bonus received by the Eligible Employee for any full year in which he or she was employed by the Company during such prior two (2) year period, and if the Eligible Employee was not employed by the Company for any full year during such two (2) years, then an amount equivalent to the Eligible Employee’s target annual incentive bonus for the year in which his or her Date of Termination occurs (the “Average Bonus Payment”), payable on a schedule in accordance with the regular payroll practices (but in no event less frequently than monthly) of the Company (such Base Salary continuation and Average Bonus Payment being collectively referred to herein as “Change in Control Pay”) for, and with respect to a twenty-four (24) month period following the Eligible Employee’s Date of Termination (the “Change in Control Pay Period”). Notwithstanding the foregoing, each payment of Change in Control Pay to which the Eligible Employee becomes entitled pursuant to this Plan shall be reduced, dollar for dollar, by each severance payment, if any, to which such Eligible Employee becomes entitled under the Amended and Restated Mastercard International Incorporated Executive Severance Plan or the Amended and Restated Mastercard International Incorporated Severance Plan.

c.Medical Benefits Continuation
The Eligible Employee shall be entitled to payment by the Company on the Eligible Employee’s behalf, for the monthly cost of the premiums for coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), for a period equivalent to the eighteen (18) month COBRA period (twenty-nine (29) month period, if the Eligible Employee is disabled under the Social Security Act within the first sixty (60) days of the continuation period) or the Change in Control Pay Period, whichever is shorter (the “Medical Benefits”), provided, however, such coverage shall not be provided if during such period the Eligible Employee is or becomes ineligible under the provisions of COBRA for continuing coverage; and provided, further, that if the Eligible Employee is eligible for Retiree Health Coverage under the Mastercard Retiree Health Plan, the Company shall pay the full cost of such Retiree Health or COBRA coverage, as applicable, during the Change in Control Pay Period and thereafter, retiree contribution levels provided under the provisions of the Retiree Health Plan shall apply.
d.Outplacement Services
The Eligible Employee shall be entitled to reasonable outplacement services, to be provided by a firm selected by the Company, at a level generally made available to executives of the Company for the shorter of the Change in Control Pay Period or the period he or she remains unemployed.
e.Additional Payments
The Eligible Employee shall be entitled to such other benefits, if any, to which such Eligible Employee is expressly eligible following the termination of the Eligible Employee’s employment by the Company without Cause or by the Eligible Employee with Good Reason, payable or made available under such terms and conditions as may be provided by the then existing plans, programs and/or arrangements of the Company (other than any severance payments payable under the terms of any benefit plan, including, but not limited to, the Amended and Restated Mastercard International Incorporated Severance Plan).
f.Separation Agreement and Release
The Company’s obligations to make payments and provide benefits under this “Amount and Duration of Change in Control Severance Payments” section, paragraphs (b)-(d), are conditioned upon the Eligible Employee’s execution (without revocation) of the Company’s separation agreement and release of all claims related to the Eligible Employee’s employment or the termination thereof in a form satisfactory to Mastercard (the “Separation Agreement and Release”), which Separation Agreement and Release shall include a 2-year non-competition restriction and a 2-year non-solicitation restriction, as more fully described in such Separation Agreement and Release, provided that if the Eligible Employee should fail to execute such Separation Agreement and Release within sixty (60) days following the Date of Termination, the Company shall not have any obligation to make the payments and provide the benefits contemplated under this “Amount and Duration of Change in Control Severance Payments” section, paragraphs (b)-(d). In the event of Change in Control Pay in the case in which the Eligible Employee is provided with a notice period, the Severance Pay shall be payable beginning at the end of the notice period (provided that the Separation Agreement and Release has been fully executed and legally effective as of the last day of the notice period). In the event of Change in Control Pay in the case in which the Eligible Employee is not provided with a notice period, the Change in Control Pay payable during the period following the Eligible Employee’s Date of Termination during which the Eligible Employee is required to execute a legally effective Separation Agreement and Release shall be aggregated and paid in a lump sum on the 60th day following the Date of Termination, with subsequent payments following over the original schedule during the Change in Control Pay Period (unless required to be paid six months plus one day after the Date of Termination).
Rehired Eligible Employees
If, following an Eligible Employee’s Date of Termination, an Eligible Employee is rehired by the Company or any Company Entity or is retained by the Company or any Company Entity as a consultant, his or her Change in Control Pay, Medical Benefits and outplacement services under this Plan will cease and be forfeited as of the date of reemployment or the effective date of the consultancy, and no further severance payments and/or benefits will be paid or provided by the Company to such Eligible Employee.
Income Taxes
The change in control severance payments and benefits provided hereunder are subject to all applicable foreign, federal, state, and local tax withholding and generally are taxable income to the Eligible Employee.
Section 409A of the Code
Notwithstanding any other provision of the Plan, if any payment, compensation or other benefit provided to the Eligible Employee in connection with his or her employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Eligible Employee is a specified employee as defined in Section 409A(a)(2)(b)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Date of Termination (such date, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Eligible Employee during the period between the Date of Termination and the New Payment Date shall be paid to the Eligible Employee in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of the Plan. If the Eligible Employee dies during the period between the Date of Termination and the New Payment Date, the amounts withheld on account of Section 409A of the Code shall be paid to the Eligible Employee’s beneficiary within thirty (30) days of the Eligible Employee’s death or within such longer period as permitted by Section 409A of the Code.
Notwithstanding the preceding paragraph, Change in Control Pay in an amount up to two (2) times the lesser of: (i) the Eligible Employee’s Base Salary for the year preceding the year in which the Date of Termination occurs; and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Date of Termination occurs, shall be paid in accordance with the schedule set forth in the “Amount and Duration of Change in Control Severance Payments” section, paragraph (b), without regard to such six (6) month delay.

The Plan is intended to comply with the requirements of Section 409A of the Code, and, specifically, with the separation pay exemption and short-term deferral exemption of Section 409A of the Code, and shall in all respects be administered in accordance with Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption. All payments to be made upon a termination of employment under the Plan may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, the right to a series of installment payments under the Plan shall be treated as a right to a series of separate payments. In no event may the Eligible Employee, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under the Plan and the Separation Agreement and Release shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Eligible Employee’s lifetime (or during a shorter period of time specified in the Plan or the Separation Agreement and Release, as applicable), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
Federal Excise Tax under Section 4999 of the Code
a.Excise Tax Adjustment Provision
In the event that the benefits provided for in this Plan (together with any other benefits or amounts) otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this paragraph (a) be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then a participant’s benefits under this Plan shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event of a reduction of benefits hereunder, the Accountants (as defined below) shall determine which benefits shall be reduced so as to achieve the principle set forth in the preceding sentence. Where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero; provided, however, that in no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this Plan or any other arrangement) in violation of Section 409A of the Code. If any parachute payments are paid in full, the participant will be solely responsible for the payment of any Excise Tax and Mastercard will have no further obligations with respect thereto.
b.Determination of Adjustments
Unless Mastercard and the Plan participant otherwise agree in writing, all determinations required to be made under this section of the Plan, including the manner and amount of any reduction in the participant’s benefits under this Plan, and the assumptions to be utilized in arriving at such determinations, shall be promptly determined and reported in writing to Mastercard and the participant by such independent public accountants or other independent advisors selected by Mastercard that are not serving as the accountants or auditors for the individual, entity or group effecting the Change in Control (the “Accountants”), and all such computation and determinations shall be conclusive and binding upon the Plan participant and Mastercard. All fees and expenses of the Accountants shall be borne solely by Mastercard, and Mastercard shall enter into any agreement requested by the Accountants in connection with the performance of the services hereunder. For purposes of making the calculations required by this section of the Plan, the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. Mastercard and the Plan participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request to make a determination under this section of the Plan.
c.Interest Rate for Present Value Calculations
To the extent permitted by Q/A #32 of the Treasury Regulations under Section 280G of the Code, with respect to performing any present value calculations that are required in connection with this section of the Plan, the Plan participant and Mastercard each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the date this section of the Plan is adopted and the Accountants shall therefore use such AFR in their determinations and calculations.
Administration of Plan
The “Plan Administrator” (as such term is defined in the “Definitions” section) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply, and interpret the Plan and to decide all matters arising in connection with the operation or administration of the Plan. Without limiting the generality of the foregoing, the Plan Administrator shall have the sole and absolute discretionary authority to:
•take all actions and make all decisions with respect to the eligibility for, and the amount of, Change in Control Pay and benefits payable under the Plan;
•formulate, interpret and apply rules, regulations, and policies necessary to administer the Plan in accordance with its terms;
•decide questions, including legal or factual questions, with regard to any matter related to the Plan;
•to construe and interpret the terms and provisions of the Plan and all documents which relate to the Plan and to decide any and all matters arising thereunder including the right to remedy possible ambiguities, inconsistencies or omissions; and
•except as specifically provided to the contrary in the “Claims and Appeal Procedures” section, process, and approve or deny, claims for change in control severance payments and benefits under the Plan.
All determinations made by the Plan Administrator as to any question involving its responsibilities, powers and duties under the Plan shall be final and binding on all parties, to the maximum extent permitted by law. All determinations by Mastercard referred to in the Plan shall be made by Mastercard in its capacity as an employer and settlor of the Plan.
Modification or Termination of Plan
Mastercard reserves the right in its sole and absolute discretion, to amend, modify, or terminate the Plan, in whole or in part, including any or all of the provisions of the Plan, for any reason, at any time, by action of the HRCC. Notwithstanding the foregoing:
a.for a two-year period following a Change in Control, no amendment, modification or termination of the Plan which may have a detrimental effect on the rights or benefits payable to any Eligible Employee may be made without such Eligible Employee’s written consent; and
b.any Plan amendment which is necessary to address legal, tax or accounting requirements may be approved by action of the Plan Administrator.
Claims and Appeal Procedures
The Plan Administrator shall make a determination in connection with the termination of employment of any Eligible Employee as to whether a benefit under the Plan is payable to such Eligible Employee, taking into consideration any determination made by the Company as to the circumstances regarding the termination, the Company’s decision as to whether or not to pay a benefit under the “Qualification” section, paragraph (c), or the potential applicability of any Circumstances of Ineligibility, and as to the amount of payment. The Plan Administrator shall advise any Eligible Employee it determines is entitled to change in control severance payments and benefits under the Plan and the amount of such Change in Control Pay and benefits. The Plan Administrator may delegate any or all of its responsibilities under this section.
Claim Procedures
Each Eligible Employee or his or her authorized representative (each, the “Claimant”) claiming change in control severance payments and benefits under the Plan who has not been advised of such change in control severance payments and benefits by the Plan Administrator or who is not satisfied with the amount of any change in control severance payments and benefits awarded under the Plan is eligible to file a written claim with the Plan Administrator.
Within ninety (90) days after receiving the claim, the Plan Administrator will decide whether or not to approve the claim. The ninety (90)-day period may be extended by the Plan Administrator for an additional ninety (90)-day period if special circumstances require an extension of time to consider the claim. If the Plan Administrator extends the ninety (90)-day period, the Claimant will be notified in writing before the expiration of the initial 90-day period as to the length of the extension and the special circumstances that necessitate the extension.
If the claim is denied, the Plan Administrator shall set forth in writing or electronically the reasons for the denial; the relevant provisions of the Plan on which the decision is made; a description of the Plan’s claim appeal procedures; and if additional material or information is necessary to perfect the claim, an explanation of why such material or information is necessary. The notice will also include a statement regarding the procedures for the Claimant to file a request for review of the claim denial as set forth in the “Appeal Procedures” section and the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a claim denial on appeal.

Appeal Procedures
If a claim has been denied by the Plan Administrator and the Claimant wishes further consideration and review of his or her claim, he or she must file an appeal of the denial of the claim to the Plan Administrator no later than sixty (60) days after the receipt of the written notification of the Plan Administrator’s denial. In correlation with his or her appeal, the Claimant may request the opportunity to review relevant documents prior to submission of a written statement, submit documents, records and comments in writing, and receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for severance and benefits under the Plan. The review of the appeal by the Plan Administrator will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim.
The Plan Administrator will notify the Claimant in writing or electronically of its decision with respect to its review of the appeal within sixty (60) days of the receipt of the request for a review of the claim. Due to special circumstances, the Plan Administrator may extend the time to reach a decision with respect to the appeal of the claim denial, in which case the Plan Administrator will notify the Claimant in writing before the expiration of the initial 60-day period as to the length of the extension and the special circumstances that necessitate such extension and render a decision as soon as possible, but not later than one hundred twenty (120) days following the receipt of the Claimant’s request for appeal.
If the appeal is denied, the Plan Administrator will set forth in writing or electronically the specific reasons for the denial and references to the relevant Plan provisions on which the determination of the denial is based. The notice will also include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
Exhaustion of Remedies under the Plan
A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within one (1) year of the date the final decision on the adverse benefit determination on review is issued or should have been issued or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator. A Claimant may bring an action under ERISA only after he or she has exhausted the Plan’s claims and appeal procedures.
Miscellaneous Provisions
•Neither the establishment of this Plan, nor any modification thereof, nor the payment of any change in control severance payments and benefits hereunder, shall be construed as giving to any Eligible Employee, or other person, any legal or equitable right against the Company or any current or former officer, director, or employee thereof, and in no event shall the terms and conditions of employment by the Company of any Eligible Employee be modified or in any way affected by this Plan.

•The records of the Company with respect to employment history, compensation, absences, illnesses, and all other relevant matters shall be conclusive for all purposes of this Plan.
•The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto. To the extent not to conflict with the preceding sentence, the construction and administration of the Plan shall be in accordance with the laws of the state of New York applicable to contracts made and to be performed within the state of New York (without reference to its conflicts of law provisions).
•Nothing contained in this Plan shall be held or construed to create any liability upon the Company to retain any employee in its service or to change the employee-at-will status of any employee. All employees shall remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect. An employee’s failure to qualify for or receive a change in control severance payments and benefits hereunder shall not establish any right to (i) continuation or reinstatement, or (ii) any benefits in lieu of change in control severance payments and benefits.
•Nothing in this Plan shall preclude or limit the ability of Mastercard to pay any compensation to a Plan participant or to any other employee of the Company under Mastercard’s other compensation and benefit plans and programs, including without limitation any equity plan or bonus plan, program or arrangement.
•Notwithstanding anything in this Plan to the contrary, an Eligible Employee’s severance entitlement under this Plan may be applied to offset any amounts owed by the Eligible Employee under Mastercard Incorporated’s Executive Officer Incentive Compensation Recoupment Policy, if applicable to the Eligible Employee, to the extent such offset is permitted by applicable law, including but not limited to Section 409A of the Code.
Definitions

Terms	Definitions
Affiliates
Any corporation which is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes Mastercard and any trade or business (whether or not incorporated) which is under common control with Mastercard (within the meaning of Section 414(c) of the Code); provided that for purposes of this definition the ownership test percentage shall be 50% rather than 80%.

Base Salary
The Eligible Employee’s annual base salary in effect at the time of termination, except in the case of a termination of employment by the Eligible Employee for Good Reason based on a reduction of the Eligible Employee’s annual base salary, “Base Salary” shall mean the annual base salary in effect immediately prior to such reduction.

Change in Control	A change in control as set forth in the Mastercard Incorporated 2006 Long-Term Incentive Plan as it may be amended from time to time (“LTIP”).

Cause
•the willful failure by the Eligible Employee to perform his or her duties or responsibilities (other than due to Disability);
•the Eligible Employee’s engaging in serious misconduct that is injurious to the Company including, but not limited to, damage to its reputation or standing in its industry;
•the Eligible Employee’s having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude;
•the material breach by the Eligible Employee of any written covenant or agreement with the Company not to disclose any information pertaining to the Company;
•the breach by the Eligible Employee of the Code of Conduct, the Supplemental Code of Conduct, any material provision of the Plan, or any material provision of the following Company policies: non-discrimination, substance abuse, workplace violence, nepotism, travel and entertainment, corporation information security, antitrust/competition law, enterprise risk management, accounting, contracts, purchasing, communications, investor relations, immigration, privacy, insider trading, financial process and reporting procedures, financial approval authority, whistleblower, anti-corruption and other similar Company policies, whether currently in effect or adopted after the Effective Date of the Plan (collectively, the "Company Policies"); or
•unless otherwise determined by the HRCC, the Eligible Employee's knowledge of or willful blindness to the following conduct on the part of any individual over whom the Eligible Employee has supervisory authority (i) actions involving serious misconduct that is injurious to the Company or (ii) a significant violation of the Code of Conduct, the Supplemental Code of Conduct or any material provision of the Company Policies.

Company	Mastercard and its Affiliates and subsidiaries.
Company Entity
Any entity (including any subsidiary, affiliate or joint venture) in which Mastercard has a direct or indirect ownership interest of any sort (legal, beneficial, economic or voting) of not less than 20%.

Disability
Disability shall be defined as set forth under the Mastercard Long-Term Disability Benefits Plan, as it may be amended from time to time.
Any dispute concerning whether the Eligible Employee is deemed to have suffered a Disability for purposes of the Plan shall be resolved in accordance with the dispute resolution procedures set forth in the Mastercard Long-Term Disability Benefits Plan, including that an Eligible Employee’s Disability shall be conclusively determined by the insurer of the Mastercard Long-Term Disability Benefits Plan.

Good Reason
The occurrence of any of the following without the prior written consent of the Eligible Employee:
•the assignment to a position for which the Eligible Employee is not qualified or a materially lesser position than the position held by the Eligible Employee (although duties may differ without giving rise to a termination by the Eligible Employee for Good Reason);
•a material reduction in the Eligible Employee’s annual Base Salary except that a 10 percent reduction, in the aggregate, over the period of the Eligible Employee’s employment shall not be treated as a material reduction; or
•the relocation of the Eligible Employee’s principal place of employment to a location more than fifty (50) miles from the Eligible Employee’s principal place of employment (unless such relocation does not increase the Eligible Employee’s commute by more than twenty (20) miles), except for required travel on the Company’s business to an extent substantially consistent with the Eligible Employee’s business travel obligations as of the date of relocation.

Mastercard	Mastercard International Incorporated.
Plan Administrator	Executive Vice President, Total Rewards of Mastercard (or his or her functional successor).
Date of Termination
The date on which the Eligible Employee incurs a termination of employment as described in the “Qualification” section or such other date on which an Eligible Employee incurs a “separation from service” determined using the default provisions set forth in Section 1.409A-1(h) of the Treasury Regulations. Pursuant to such default provisions, an Eligible Employee will be treated as no longer performing services for the Company when the level of services he or she performs for the Company decreases to a level equal to 20% or less of the average level of services performed by such Eligible Employee during the immediately preceding 36 months.

Your Rights Under ERISA
The Department of Labor has issued regulations that require the Company to provide you with a statement of your rights under ERISA with respect to this Plan. The following statement was designated by the Department of Labor to satisfy this requirement and is presented accordingly.
As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants are entitled to:
Receive Information About Your Plan and Benefits
1.Examine, without charge, all Plan documents and copies of all documents filed by the Company with the Department of Labor. This includes annual reports and Plan descriptions. All such documents are available for review in your Human Resources Department.
2.Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and an updated summary plan description. The Plan Administrator may charge you a reasonable fee for the copies.

3.Receive a summary of the Plan’s annual financial report. Once each year, the Plan Administrator will send you a Summary Annual Report of the Plan’s financial activities at no charge.
Prudent Action by Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called fiduciaries of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants.
No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension or welfare benefit or exercising your rights under ERISA.
Enforcing Your Rights
If your claim for change in control severance payments and benefits is denied or ignored in whole or in part, you have a right to receive a written explanation of the reason for the denial, to obtain copies of documents related to the decision without charge, and to appeal any denial, all within certain time schedules. You have the right to have your claim reviewed and reconsidered. You also have the right to request a review of the denial of your claim as explained in the “Appeal Procedures” section. No one, including your employer or any other person, may discriminate against you in any way to prevent you from obtaining change in control severance payments and benefits under the Plan or exercising your rights under ERISA.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for change in control severance payments and benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court after you have exhausted the Plan’s claims and appeal procedures as described in the section “Claims and Appeal Procedures” hereof. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the Department of Labor, or you may file suit in a federal court.
The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about the Plan, you should contact the Plan Administrator through your Human Resources Department. They will be glad to help you. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest Area Office of the Employee Benefits Security Administration, Department of Labor, listed in your telephone directory, or you may contact:
The Division of Technical Assistance and Inquiries
Employee Benefits Security Administration,

Department of Labor
200 Constitution Avenue, N.W., Room 5N625
Washington, DC 20210
1-866-444-EBSA (1-866-444-3272)
www.dol.gov/ebsa (for general information)
www.askebsa.dol.gov (for electronic inquiries)
You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.
Administrative Facts

Topic	Description
Plan Name	Amended and Restated Mastercard International Incorporated Change in Control Severance Plan
Plan Sponsor	Mastercard International Incorporated 2000 Purchase Street Purchase, NY 10577 USA
Source of Contributions to Plan	Employer payments from corporate assets
Employer Identification Number	95-2536378
Plan Number	______
Plan Administrator	Executive Vice President, Total Rewards (or his or her functional successor). Mastercard International Incorporated 2000 Purchase Street Purchase, NY 10577 USA [Telephone number]
Agent for Receiving Service of Legal Process	General Counsel Mastercard International Incorporated 2000 Purchase Street Purchase, NY 10577 USA [Telephone number]

Contact Information
If you have questions about this Plan, please contact your department’s HR Business Partner or Mastercard’s Chief People Officer.

EXHIBIT A
PARTICIPATING EMPLOYERS

US: Mastercard International Incor
US: Mastercard Technologies, LLC
Portugal: MASTERCARD PORTUGAL, UNIPESSOAL LDA